PRESS RELEASE

Contacts:
Joanne Carson (Media)	Kathy Guinnessey (Investors/Analysts)
Carsonj@dnb.com	Guinnesseyk@dnb.com
973.921.5610	973.921.5665

D&B Announces 2003 Fourth Quarter and Full Year Results

•	Fourth Quarter EPS of $0.98 Up 17 Percent on a GAAP Basis, No Non-Core Gains and Charges in the Quarter

•	2003 EPS of $2.30 Up 23 Percent; Up 18 Percent to $2.54 Before Non-Core Gains and Charges

•	Fourth Quarter Revenue Growth of 14 Percent, 9 Percent Before Foreign Exchange; Full Year Revenue Results Come in at High End of Previous Guidance of 1 to 4 Percent

•	Announces Plans for $70 to $80 million of Additional Financial Flexibility

•	Announces A New $200 million One-Year Share Repurchase Program

Short Hills, NJ –February 2, 2004 # D&B (NYSE: DNB), the leading provider of global business information and technology solutions, today reported results for the fourth quarter and full year 2003. The Company also announced a new share repurchase program and its next series of financial flexibility initiatives.

“Our results for the fourth quarter and 2003 as a whole played out as we expected,” said Allan Z. Loren, Chairman and Chief Executive Officer of D&B. “We met our commitments for revenue growth, EPS, and net cash provided by operating activities. We achieved revenue growth in both our North American and International segments and each of our customer solution sets contributed to our growth. When we laid out our Blueprint for Growth strategy three years ago, we also said that we wanted the majority of our revenue delivered over the Web. At the end of 2003 we reached 76 percent and our plans call for reaching 80 percent in 2004. I am proud of our team as we stepped up our leadership this year and we did what we said we would do.”

PRESS RELEASE

Fourth Quarter 2003 Results

The Company reported diluted earnings per share for the quarter ended December 31, 2003, of 98 cents, up 17 percent from 84 cents in the prior year quarter.

Total revenue for the quarter was $404.4 million, a 14 percent (9 percent before the effect of foreign exchange) increase compared with the prior year quarter, with 3 percentage points of the increase due to the Company’s recent acquisitions. The total revenue results reflect the following by product line:

•	Risk Management Solutions revenue of $249.3 million, up 9 percent (4 percent before the effect of foreign exchange);

•	Sales & Marketing Solutions revenue of $127 million, up 14 percent (11 percent before the effect of foreign exchange);

•	Supply Management Solutions revenue of $18 million, up 18 percent (14 percent before the effect of foreign exchange); and

•	E-Business Solutions revenue of $10.1 million, representing the results of Hoover’s, Inc., which was acquired in March 2003 and contributed 3 percentage points of the Company’s overall revenue growth.

Operating income for the fourth quarter was $121 million, up 13 percent from the year ago period, primarily due to the favorable impact of foreign exchange which contributed 6 percentage points of growth, and the increased revenue. Net income for the quarter was $73.5 million, up 14 percent from $64.3 million in the prior-year period. The Company did not record any non-core gains or charges in the fourth quarter.

During the fourth quarter, net cash provided by operating activities was $79.4 million. The Company repurchased a total of $30 million of its common stock during the quarter under its $100 million share repurchase program approved by its Board of Directors in October 2002, completing that program.

PRESS RELEASE

Fourth Quarter 2003 Segment Results

North America

North America’s fourth quarter total and core revenue (defined as total revenue less divested businesses) was $275.1 million, up 12 percent from $245 million in the prior year period. North America’s revenue results include:

•	$149.4 million from Risk Management Solutions, up 5 percent (4 percent before the effect of foreign exchange from Canadian operations);

•	$102.2 million from Sales & Marketing Solutions, up 13 percent;

•	$13.4 million from Supply Management Solutions, up 11 percent; and

•	$10.1 million from E-Business Solutions, which represents the results of Hoover’s, Inc.

North America’s operating income for the quarter was $105.9 million, up 7 percent from $99.3 million in the prior year quarter. The increase was primarily due to the increased revenue, partially offset by increased investments to drive growth in 2004.

International

The International segment’s fourth-quarter core revenue was $129.3 million, up 18 percent (4 percent before the effect of foreign exchange) from $109.5 million in the prior year quarter. These International revenue results reflect:

•	$99.9 million from Risk Management Solutions, up 17 percent (3 percent before the effect of foreign exchange);

•	$24.8 million from Sales & Marketing Solutions, up 19 percent (6 percent before the effect of foreign exchange) and;

•	$4.6 million from Supply Management Solutions, up 45 percent (24 percent before the effect of foreign exchange).

The International segment’s operating income for the quarter was $31.4 million, compared with operating income of $25.6 million in the prior year quarter, an increase of 22 percent. This improvement in profitability was due to the favorable impact of foreign exchange.

PRESS RELEASE

Full Year Results

For the year, D&B had diluted earnings per share of $2.54 before non-core gains and charges, up 18 percent compared with $2.15 before non-core gains and charges in 2002. On a GAAP basis, the Company reported 2003 diluted earnings per share of $2.30, up 23 percent compared with $1.87 in 2002. The non-core gains and charges are described below and in the schedules accompanying this release.

Core revenue for the period was $1,383.1 million, a 9 percent (4 percent before the effect of foreign exchange) increase over the same period last year. Total revenue, was $1,386.4 million, a 9 percent (4 percent before the effect of foreign exchange) increase over total revenue in the year ago period.

Revenue from the Company’s recent acquisitions contributed approximately 4 percentage points to the core revenue increase, with 2 percentage points from Hoover’s, acquired in the first quarter of 2003, and 2 percentage points from Data House, acquired in the third quarter of 2002 and the three Italian real estate information companies acquired in the second quarter of 2003, which are reported as part of the Risk Management Solutions revenue in the International segment.

Operating income for the full year was $323 million, up 13 percent from 2002, before non-core charges, primarily due to favorable impact of foreign exchange which contributed 5 points of growth, and the increased revenue. On a GAAP basis, operating income was $291.8 million, up 14 percent compared with $255.9 million last year. GAAP results include $31.2 million of non-core charges in 2003 and $30.9 million of non-core charges in 2002.

Net cash provided by operating activities during 2003 was $235.7 million, up 11 percent from 2002. The Company ended the year with $239 million of cash and cash equivalents.

D&B continued to make progress in migrating its product delivery to the Web. At the end of 2003, D&B delivered 76 percent of its revenue over the Web, up from 74 percent in the third quarter of 2003, and from 65 percent at the end of 2002.

PRESS RELEASE

Full Year Segment Results

North America

For the full year 2003, North America’s core and total revenue was $960.1 million, up 5 percent compared with $912.1 million in 2002. Operating income was $329.9 million, up 5 percent over last year.

International

2003 core revenue from the International segment was $423 million, up 18 percent (3 percent before the effect of foreign exchange) from last year. Total revenue was $426.3 million, up 17 percent (2 percent before the effect of foreign exchange) from last year. Operating income was $59.9 million, up 38 percent from $43.5 million in the year ago period. This improvement in profitability was primarily due to the favorable impact of foreign exchange which contributed 28 percentage points of growth, as well as the increased revenue.

See Schedule 1 for results as reported in accordance with generally accepted accounting principles (“GAAP”), Schedule 2 for results before non-core gains and charges, and Schedule 3 for a reconciliation of GAAP results to results before non-core gains and charges. See Schedule 4 for revenue by product line for each geographic segment and other supplemental information. Also see below for a discussion of the Company’s use of non-GAAP financial measures.

Financial Flexibility Initiatives

An integral component of the Company’s Blueprint for Growth strategy is creating financial flexibility to fund investments for growth and to create shareholder value. In 2004, the Company plans to create additional financial flexibility through cross functional re-engineering that is expected to generate $70 to $80 million of annualized savings. The Company anticipates that it will incur restructuring charges of approximately $30 to $35 million during 2004 related to these initiatives.

The Company’s plans include the continued implementation of its European market leadership strategy and re-engineering and consolidating a variety of business processes. This includes streamlining its technology infrastructure and its data acquisition and delivery techniques, as well as optimizing its financial

PRESS RELEASE

processes. The Company plans to announce further details of its financial flexibility plans in April 2004.

“Our financially flexible business model is a cornerstone of our Blueprint for Growth strategy and essential to our success because it allows us to invest in initiatives necessary to grow our business and increase shareholder value. It is the engine that fuels our growth and as such, is one of our competitive advantages,” Loren said.

New $200 Million One-Year Share Repurchase Program

The Company announced today that its Board of Directors has authorized a new one year share repurchase program of up to $200 million, which at current market prices represents approximately 6 percent of shares outstanding. This program is in addition to the Company’s existing repurchase program to offset the dilutive effect of shares issued under employee benefit plans. The repurchase program will be funded from cash on hand.

Non-Core Gains and Charges

The Company did not record any non-core gains and charges in the fourth quarter of 2003. For the full year 2003, the Company recorded non-core charges related to its fourth phase of financial flexibility and the previously announced monetization of real estate of $17.4 million and $13.8 million, respectively. The charges have been recorded within full year operating income as Corporate and other expense. Additionally, the Company recorded a $7 million non-core gain related to an insurance recovery within full year non-operating income (expense)-net.

D&B’s restructuring charges may be viewed as recurring as they are incurred as part of each phase of its financial flexibility initiatives. In addition to reporting GAAP results, the Company reports results before restructuring charges and other non-core gains and charges because it does not consider these charges and other similar items to reflect its underlying business performance. See “Use of Non-GAAP Financial Measures” below.

PRESS RELEASE

2004 Outlook

The Company expects 2004 diluted earnings per share to be between $2.76 and $2.87 on a GAAP basis. This range of EPS represents between 20 and 25 percent growth, compared to diluted earnings per share of $2.30 reported on a GAAP basis for 2003.

This EPS guidance includes a non-core gain of $.14 to $.15 from the sale of businesses in its International segment during the first quarter of 2004. The Company also anticipates that it will incur non-core charges of $.27 to $.32 during 2004 related to its next phase of financial flexibility.

Before non-core gains and charges, D&B expects 2004 diluted earnings per share to be between $2.94 and $2.99, representing between 16 and 18 percent growth, compared to $2.54 of diluted earnings per share before non-core gains and charges of 24 cents per share in 2003. This guidance includes the effect of the new share repurchase program.

D&B expects full-year core revenue growth will be in a range of 3 to 5 percent before the effect of foreign exchange. Because D&B is unable to predict the future movements of foreign exchange rates the Company is unable to provide an outlook for 2004 revenue on a GAAP basis.

Beginning with this press release, D&B began reporting and projecting the amount of free cash flow that it generates. For 2004, the Company expects to generate free cash flow of $230 to $245 million. Free cash flow is a non-GAAP financial measure, which D&B defines as net cash provided by operating activities minus capital expenditures and additions to computer software & other intangibles. See the section “Use of Non-GAAP Financial Measures” below for a discussion of free cash flow. These expected ranges are before any potential payments in settlement of tax or legal matters described in D&B’s Form 10-Q for the fiscal quarter ended September 30, 2003. Free cash flow was $205 million in 2003.

Use of Non-GAAP Financial Measures

D&B reports non-GAAP financial measures in this press release and the schedules attached. As it has done throughout 2003, D&B reports core revenue, revenue

PRESS RELEASE

growth before the effects of foreign exchange, and operating income, net income and diluted earnings per share before non-core gains and charges. Please see D&B’s Form 10-Q for the fiscal quarter ended September 30, 2003 under the section entitled “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — How We Evaluate Performance” for a discussion of how the Company defines these measures, why it uses them and why it believes they provide useful information to investors.

As noted above, beginning with this press release the Company is reporting free cash flow. Free cash flow measures the Company’s available cash flow for potential debt repayment, stock repurchases and additions to cash, cash equivalents and short-term investments. The Company believes free cash flow to be relevant and useful information to our investors as this measure is used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Free cash flow should not be considered as a substitute measure of cash flows from operating activities, and does not necessarily represent amounts available for discretionary expenditures. Therefore, the Company believes it is important to view free cash flow as a complement to our entire consolidated statements of cash flows determined in accordance with GAAP.

Fourth-Quarter Teleconference

D&B will review its fourth-quarter financial results and 2004 outlook in a conference call with the investment community on Tuesday, February 3, 2004, at 10 a.m. ET. Live audio, as well as a replay of the conference call and other related information, will be accessible on D&B’s Investor Relations Web site at http://investor.dnb.com.

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About D&B

D&B (NYSE: DNB), the leading provider of global business information, tools and insight, has enabled customers to Decide with Confidence for over 160 years. D&B’s proprietary DUNSRight ™ process provides customers with quality information whenever and wherever they need it. This quality information is the foundation of D&B’s solutions that customers rely on to make critical business

PRESS RELEASE

decisions. Customers use D&B Risk Management Solutions to mitigate risk, increase cash flow and drive increased profitability, D&B Sales & Marketing Solutions to increase revenue from new and existing customers, and D&B Supply Management Solutions to identify purchasing savings, manage risk and ensure compliance within the supply base. D&B’s E-Business Solutions help customers convert prospects to clients faster. Over 90 percent of the Business Week Global 1000 rely on D&B as a trusted partner to make more confident business decisions. For more information, please visit www.dnb.com.

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Forward-Looking and Cautionary Statements

The section entitled “2004 Outlook” of this press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

Demand for D&B’s products is subject to intense competition, changes in customer preferences and economic conditions which impact customer behavior. The Company’s results are also dependent upon its continued ability to:

•	reallocate expenses to invest for growth through its financial flexibility program;

•	invest in its database and maintain its reputation for providing reliable data;

•	execute on its plan to improve the business model of its International segment and thereby improve its global data quality while realizing improved financial performance in that segment;

•	manage employee satisfaction and maintain its global expertise as it implements its financial flexibility program;

•	protect against damage or interruptions affecting its database or its data centers;

•	develop new products or enhance existing ones to meet customer needs; and

•	develop and maintain a successful Web-based business model.

The Company is also subject to the effects of foreign economies, exchange rate fluctuations and U.S. and foreign legislative or regulatory requirements. Its

PRESS RELEASE

results are also dependent upon the availability of data from its database. In addition, the Company’s ability to repurchase shares is subject to market conditions, including trading volume in the Company’s stock. Developments in any of these areas could cause results to differ materially from results that have been or may be projected. The Company’s projection for free cash flow in 2004 is dependent upon, among other things, the Company’s ability to generate revenue, the Company’s collection processes, customer payment patterns and the amount and timing of payments related to tax matters and legal proceedings involving the Company as more fully described in the Company’s filings with the SEC as detailed below.

For a more detailed discussion of the trends, risks and uncertainties that may affect D&B’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, readers should review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”),” and the subsection entitled “Trends, Risks and Uncertainties” in the MD&A. Copies of the Company’s Annual Report on Form 10-K are available on its web site at www.dnb.com and on the SEC’s web site at www.sec.gov. D&B cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements.

Schedule 1

The Dun & Bradstreet Corporation
Consolidated Statement of Operations (unaudited) — As Reported

	Quarter Ended			Effects of		Year-to-Date			Effects of
	December 31,		AFX	Foreign	BFX	December 31,		AFX	Foreign	BFX
			% Change	Exchange	% Change			% Change	Exchange	% Change
Amounts in millions, except per share data	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)

Revenue:
North America	$275.1	$245.0	12%	0%	12%	$960.1	$912.1	5%	0%	5%
International	129.3	109.5	18%	14%	4%	423.0	357.4	18%	15%	3%

Core Revenue	404.4	354.5	14%	5%	9%	1,383.1	1,269.5	9%	5%	4%
Divested Businesses (1)	—	1.6	-100%	0%	-100%	3.3	6.1	-45%	3%	-48%

Total Revenue	$404.4	$356.1	14%	5%	9%	$1,386.4	$1,275.6	9%	5%	4%

Operating Income (Loss):
North America	$105.9	$99.3	7%			$329.9	$313.1	5%
International	31.4	25.6	22%			59.9	43.5	38%

Total Divisions	137.3	124.9	10%			389.8	356.6	9%
Corporate and Other (2)	(16.3)	(17.6)	8%			(98.0)	(100.7)	3%

Operating Income	121.0	107.3	13%			291.8	255.9	14%

Interest Income	1.5	1.0	54%			4.2	3.0	41%
Interest Expense	(4.6)	(4.7)	4%			(18.6)	(19.5)	5%
Other Income (Expense) — Net (3)	.1	1.8	-94%			3.0	(.2)	—

Non-Operating Income (Expense) — Net	(3.0)	(1.9)	-60%			(11.4)	(16.7)	32%

Income before Provision for Income Taxes	118.0	105.4	12%			280.4	239.2	17%
Provision for Income Taxes	44.9	41.1	-9%			106.2	94.1	-13%
Equity in Net Income (Loss) of Affiliates	.4	—	—			.3	(1.7)	—

Net Income (4)	$73.5	$64.3	14%			$174.5	$143.4	22%

Basic Earnings Per Share of Common Stock	$1.01	$.86	17%			$2.37	$1.93	23%

Diluted Earnings Per Share of Common Stock (5)	$.98	$.84	17%			$2.30	$1.87	23%

Weighted Average Number of Shares Outstanding:
Basic	72.5	74.4	3%			73.5	74.5	1%

Diluted	75.3	76.7	2%			75.8	76.9	1%

See Schedule 3 (Notes to Schedules), which is an integral part of the consolidated statement of operations.

AFX — After Effects of Foreign Exchange
BFX — Before Effects of Foreign Exchange

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.

Schedule 2

The Dun & Bradstreet Corporation
Consolidated Statement of Operations (unaudited) — Before Non-Core Gains and Charges

	Quarter Ended			Effects of		Year-to-Date			Effects of
	December 31,		AFX	Foreign	BFX	December 31,		AFX	Foreign	BFX
			% Change	Exchange	% Change			% Change	Exchange	% Change
Amounts in millions, except per share data	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)

Revenue:
North America	$275.1	$245.0	12%	0%	12%	$960.1	$912.1	5%	0%	5%
International	129.3	109.5	18%	14%	4%	423.0	357.4	18%	15%	3%

Core Revenue	404.4	354.5	14%	5%	9%	1,383.1	1,269.5	9%	5%	4%
Divested Businesses (1)	—	1.6	-100%	0%	-100%	3.3	6.1	-45%	3%	-48%

Total Revenue	$404.4	$356.1	14%	5%	9%	$1,386.4	$1,275.6	9%	5%	4%

Operating Income (Loss):
North America	$105.9	$99.3	7%			$329.9	$313.1	5%
International	31.4	25.6	22%			59.9	43.5	38%

Total Divisions	137.3	124.9	10%			389.8	356.6	9%
Corporate and Other (2)	(16.3)	(17.6)	8%			(66.8)	(69.8)	5%

Operating Income	121.0	107.3	13%			323.0	286.8	13%

Interest Income	1.5	1.0	54%			4.2	3.0	41%
Interest Expense	(4.6)	(4.7)	4%			(18.6)	(19.5)	5%
Other Income (Expense) — Net (3)	0.1	1.8	-94%			(4.0)	(0.2)	—

Non-Operating Income (Expense) — Net	(3.0)	(1.9)	-60%			(18.4)	(16.7)	-11%

Income before Provision for Income Taxes	118.0	105.4	12%			304.6	270.1	13%
Provision for Income Taxes	44.9	41.1	-9%			112.0	103.4	-8%
Equity in Net Income (Loss) of Affiliates	.4	—	—			.3	(1.7)	—

Net Income (4)	$73.5	$64.3	14%			$192.9	$165.0	17%

Basic Earnings Per Share of Common Stock	$1.01	$.86	17%			$2.62	$2.22	18%

Diluted Earnings Per Share of Common Stock (5)	$.98	$.84	17%			$2.54	$2.15	18%

Weighted Average Number of Shares Outstanding:
Basic	72.5	74.4	3%			73.5	74.5	1%

Diluted	75.3	76.7	2%			75.8	76.9	1%

See Schedule 3 (Notes to Schedules), which is an integral part of the consolidated statement of operations.

AFX — After Effects of Foreign Exchange
BFX — Before Effects of Foreign Exchange

Non-Core Gains and Charges — For internal management purposes, we treat certain gains and charges which are included in “Corporate and Other” and “Other Income (Expense) — Net” as non-core gains and charges. These pre-tax non-core gains and charges are summarized in Schedule 3. We exclude non-core gains and charges when evaluating our financial performance because we do not consider these items to reflect our underlying business performance.

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.

Schedule 3

The Dun & Bradstreet Corporation
Notes to Schedules 1 and 2 (unaudited)

(1)	2003 includes revenues from the Company’s Israeli business and 2002 includes revenues from the Company’s Israeli and Korean businesses, which were divested in the quarter ended September 30, 2003 and the quarter ended December 31, 2002, respectively.

(2)	The following table reconciles between Corporate and Other expenses included in Schedule 1 and Schedule 2:

	Quarter Ended			Year-to-Date
	December 31,			December 31,
			% Change			% Change
Amounts in millions	2003	2002	Fav/(Unfav)	2003	2002	Fav/(Unfav)

Corporate and Other — As Reported (Schedule 1)	$(16.3)	$(17.6)	8%	$(98.0)	$(100.7)	3%
Restructuring Charge	—	—	N/M	(17.4)	(30.9)	N/M
High Wycombe, England, Building Sale	—	—	N/M	(13.8)	—	N/M

Corporate and Other — Before Non-Core Gains and Charges (Schedule 2)	$(16.3)	$(17.6)	8%	$(66.8)	$(69.8)	5%

In 2003, the Company recorded, within Corporate and Other, a charge for restructuring related to the fourth phase of its financial flexibility program.

(3)	The following table reconciles between the Other Income (Expense)-Net included in Schedule 1 and Schedule 2:

	Quarter Ended			Year-to-Date
	December 31,			December 31,
			% Change			% Change
Amounts in millions	2003	2002	Fav/(Unfav)	2003	2002	Fav/(Unfav)

Other Income (Expense)-Net — As Reported (Schedule 1)	$.1	$1.8	-94%	$3.0	$(.2)	—
Insurance Recovery related to World Trade Center Tragedy	—	—	N/M	7.0	—	N/M

Other Income (Expense)-Net — Before Non-Core Gains and Charges (Schedule 2)	$.1	$1.8	-94%	$(4.0)	$(.2)	—

(4)	The following table reconciles between the Net Income included in Schedule 1 and Schedule 2:

	Quarter Ended			Year-to-Date
	December 31,			December 31,
			% Change			% Change
Amounts in millions	2003	2002	Fav/(Unfav)	2003	2002	Fav/(Unfav)

Net Income — As Reported (Schedule 1)	$73.5	$64.3	14%	$174.5	$143.4	22%
Restructuring Charge	—	—	N/M	(11.6)	(21.6)	N/M
High Wycombe, England, Building Sale	—	—	N/M	(11.1)	—	N/M
Insurance Recovery related to World Trade Center Tragedy	—	—	N/M	4.3	—	N/M

Net Income — Before Non-Core Gains and Charges (Schedule 2)	$73.5	$64.3	14%	$192.9	$165.0	17%

Schedule 3

The Dun & Bradstreet Corporation
Notes to Schedules 1 and 2 (unaudited)

(5)	The following table reconciles between the Diluted Earnings Per Share included in Schedule 1 and Schedule 2:

	Quarter Ended			Year-to-Date
	December 31,			December 31,

			% Change			% Change
	2003	2002	Fav/(Unfav)	2003	2002	Fav/(Unfav)

Diluted EPS — As Reported (Schedule 1)	$.98	$.84	17%	$2.30	$1.87	23%
Restructuring Charge	—	—	N/M	(.16)	(.28)	N/M
High Wycombe, England, Building Sale	—	—	N/M	(.14)	—	N/M
Insurance Recovery related to World Trade Center Tragedy	—	—	N/M	.06	—	N/M

Diluted EPS — Before Non-Core Gains and Charges (Schedule 2)	$.98	$.84	17%	$2.54	$2.15	18%

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.

Schedule 4

The Dun & Bradstreet Corporation
Supplemental Financial Data (unaudited)

	Quarter Ended			Effects of		Year-to-Date			Effects of
	December 31,		AFX	Foreign	BFX	December 31,		AFX	Foreign	BFX
			% Change	Exchange	% Change			% Change	Exchange	% Change
Amounts in millions	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)	2003	2002	Fav/(Unfav)	Fav/(Unfav)	Fav/(Unfav)

Geographic and Product Line Revenue:
North America:
Risk Management Solutions	$149.4	$142.4	5%	1%	4%	$603.6	$594.3	2%	1%	1%
Sales & Marketing Solutions	102.2	90.4	13%	0%	13%	294.1	289.1	2%	0%	2%
Supply Management Solutions	13.4	12.2	11%	0%	11%	33.4	28.7	17%	0%	17%
E-Business Solutions	10.1	—	N/M	N/M	N/M	29.0	—	N/M	N/M	N/M

Core Revenue	275.1	245.0	12%	0%	12%	960.1	912.1	5%	0%	5%
Divested Businesses	—	—	0%	0%	0%	—	—	0%	0%	0%

Total North America	275.1	245.0	12%	0%	12%	960.1	912.1	5%	0%	5%

International:
Risk Management Solutions	99.9	85.6	17%	14%	3%	339.0	283.2	20%	16%	4%
Sales & Marketing Solutions	24.8	20.8	19%	13%	6%	72.2	65.4	10%	13%	-3%
Supply Management Solutions	4.6	3.1	45%	21%	24%	11.8	8.8	34%	21%	13%

Core Revenue	129.3	109.5	18%	14%	4%	423.0	357.4	18%	15%	3%
Divested Businesses	—	1.6	-100%	0%	-100%	3.3	6.1	-45%	3%	-48%

Total International	129.3	111.1	16%	14%	2%	426.3	363.5	17%	15%	2%

Total Corporation:
Risk Management Solutions	249.3	228.0	9%	5%	4%	942.6	877.5	7%	5%	2%
Sales & Marketing Solutions	127.0	111.2	14%	3%	11%	366.3	354.5	3%	2%	1%
Supply Management Solutions	18.0	15.3	18%	4%	14%	45.2	37.5	21%	5%	16%
E-Business Solutions	10.1	—	N/M	N/M	N/M	29.0	—	N/M	N/M	N/M

Core Revenue	404.4	354.5	14%	5%	9%	1,383.1	1,269.5	9%	5%	4%
Divested Businesses	—	1.6	-100%	0%	-100%	3.3	6.1	-45%	3%	-48%

Total Revenue	$404.4	$356.1	14%	5%	9%	$1,386.4	$1,275.6	9%	5%	4%

Operating Costs:
Operating Expenses	$107.6	$80.8	-33%			$433.3	$392.1	-11%
Selling and Administrative Expenses	158.3	144.1	-10%			579.9	512.5	-13%
Depreciation and Amortization	17.5	23.9	27%			64.0	84.2	24%
Restructuring Expense	—	—	—			17.4	30.9	44%

Total Operating Costs	$283.4	$248.8	-14%			$1,094.6	$1,019.7	-7%

Capital Expenditures	$4.0	$7.6	47%			$11.0	$15.8	30%

Additions to Computer Software & Other Intangibles	$6.5	$12.0	46%			$19.3	$37.7	49%

Schedule 4

The Dun & Bradstreet Corporation
Supplemental Financial Data (unaudited)

	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002

Net Debt Position:
Cash and Cash Equivalents	$239.0	$199.7	$127.4	$149.3	$191.9	$136.0	$147.1	$89.4
Notes Payable	—	—	—	(.1)	(.1)	(.1)	(.1)	(35.7)
Long-Term Debt	(299.9)	(299.9)	(299.8)	(299.8)	(299.9)	(299.9)	(299.7)	(299.6)

Net Debt	$(60.9)	$(100.2)	$(172.4)	$(150.6)	$(108.1)	$(164.0)	$(152.7)	$(245.9)

			% Change
	Dec 31, 2003	Dec 31, 2002	Fav/(Unfav)

Free Cash Flow:
Net Cash Provided By Operating Activities (As Reported)	$235.7	$213.1	11%
Less:
Capital Expenditures (As Reported)	11.0	15.8	30%
Additions to Computer Software & Other Intangibles (As Reported)	19.3	37.7	49%

Free Cash Flow	$205.4	$159.6	29%

AFX — After Effects of Foreign Exchange

BFX — Before Effects of Foreign Exchange

This financial information should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation contained in filings with the Securities and Exchange Commission.